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EXHIBIT 12.1

                       RATIO OF EARININGS TO FIXED CHARGES

                                           REORGANIZED                  PREDECESSOR
                                        -----------------   ----------------------------------
                                                   FOR THE YEARS ENDED SEPTEMBER 30,
                                        ------------------------------------------------------
                                          2005      2004      2003         2002         2001
                                        -------   -------   --------     --------     --------
Earnings to fixed charges
   calculation (1)
Income (loss) from continuing
   operations before income taxes....   $18,504   $ 7,495   $(31,411)    $(11,870)    $(17,133)
Fixed charges........................    34,392    34,392     48,407       44,515       44,380
                                        -------   -------   --------     --------     --------
                                        $52,896   $41,887   $ 16,996     $ 32,645     $ 27,247
                                        =======   =======   ========     ========     ========
Fixed charges:
Interest expense.....................   $33,419   $33,392   $ 47,445     $ 43,466     $ 43,454
Interest portion of rent expense.....       973     1,000        962        1,049          926
                                        -------   -------   --------     --------     --------
                                        $34,392   $34,392   $ 48,407     $ 44,515     $ 44,380
                                        =======   =======   ========     ========     ========
Ratio of earning to fixed charges....      1.54      1.22        N/A(2)       N/A(2)       N/A(2)

(1) For purposes of the computation, the ratio of earnings to fixed charges has been calculated by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges are equal to interest expense plus the portion of the rent expense estimated to represent interest

(2) Earnings were insufficient to cover fixed charges for the years ended September 30, 2001, 2002 and 2003 by $17.1 million, $11.9 million, and $31.4 million, respectively.


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